Exhibit No. 6.3.1

Amendment to Dealer Manager Agreement

This Amendment to Dealer Manager Agreement (this “Amendment”), dated as of March ___, 2020 (the “Amendment Date”), is by and among Concreit Fund I LLC (“Company”), Concreit Fund Management LLC (“Manager”) and North Capital Private Securities Corporation (“NCPS”). Capitalized terms used herein and not otherwise defined shall have the meanings as set forth in the Agreement (as defined below).

Recitals

A. Company, Manager and NCPS are party to that certain Dealer Manager Agreement, dated October 31, 2019 (the “Agreement”).

B. The parties desire to modify and amend the Agreement, as set forth in this Amendment.

Amendment

Now, therefore, the parties agree as follows:

1. Amendments. The Agreement is hereby amended as follows:

(a) Section 3(ii) Agreement is hereby deleted in its entirety and replaced with the following:

All orders received by NCPS, whether initial or additional, and whether solicited or unsolicited, are subject to acceptance by and shall only become effective upon confirmation by the Company. NCPS agrees, and in its agreements with the Dealers will require the Dealers to agree, that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever, and no commissions will be paid to NCPS or the Dealers with respect to the portion of any subscription that is rejected. Orders not accompanied by a Subscription Agreement with the executed signature page and the required ACH or wire transfer (“instruments of payment”) in payment for the Shares may be rejected. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If the Company is not in actual receipt of clearinghouse funds or wire payment, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, NCPS agrees to return to the Manager any commissions theretofore paid with respect to such order within 30 days thereafter and, failing to do so, the Manager shall have the right to offset amounts owed against future commissions due and otherwise payable to NCPS.

(b) Section 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Offering Expenses. The Manager shall pay or cause to be paid to NCPS, reimbursement of the offering expenses, such amounts to be paid from the Offering proceeds at closing, unless otherwise agreed by the parties; provided that the Manager’s obligation to pay or reimburse NCPS for such expenses is not conditioned upon a successful closing. Upon the Manager’s request, NCPS will provide an accounting of actual fees and expenses incurred by or on behalf of NCPS in connection with the Offering from time to time.”

(c) Exhibit A – Compensation Schedule to the Agreement is hereby deleted in its entirety and replaced with Exhibit A – Compensation Schedule attached to this Amendment and references in the Agreement to Exhibit A – Compensation Schedule shall be to Exhibit A – Compensation Schedule attached to this Amendment.

2. Return of Fees. Within five business days of the Amendment Date, NCPS shall return to Company the $10,000 one-time advance set-up fee paid by Company to NCPS in connection with the signing of the Agreement.

3. Miscellaneous.

(a) The parties hereby ratify and affirm each of the terms and provisions of the Agreement, as amended by this Amendment, which shall remain in full force and effect.

(b) This Amendment and the exhibit attached hereto constitute the entire amendment to the Agreement and shall not constitute a modification, acceptance or waiver of any other provision of the Agreement or any rights or claims thereunder.

(c) In the event of a conflict between any provisions of the Agreement and any provisions of this Amendment, such provision of this Amendment shall control.

(d) The Agreement, as amended by this Amendment, comprises the full and complete agreement of the parties with respect to the transactions contemplated by the Agreement and supersedes and cancels all prior communications, understandings and agreements between the parties, whether written or oral, expressed or implied.

(e) This Amendment shall be governed by and construed and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of laws principles and shall supersede any previous agreements, written or oral, expressed or implied, between the parties relating to the subject matter hereof. Subsections (a) and (e) of Section 9 of the Agreement are incorporated herein by reference.

(f) This Amendment may be executed in multiple counterparts, each of which will be deemed an original, and all of which will constitute the same document.

In witness whereof, the parties have caused this Amendment to be executed effective as of the Amendment Date.

CONCREIT FUND I LLC		NORTH CAPITAL PRIVATE SECURITIES CORPORATION
By: Concreit Fund Management LLC
Its: Manager		By:
By: Concreit, Inc.		Name:	James P. Dowd
Its: Manager-Member		Title:	President & Chief Executive Officer

By:
Name:	Sean Hsieh
Title:	Chief Executive Officer

CONCREIT FUND management llc
By: Concreit, Inc.
Its: Manager-Member

By:
Name:	Sean Hsieh
Title:	Chief Executive Officer

Exhibit A

Compensation Schedule

As compensation, upon closing of the Offering, Company shall pay to NCPS a fee equal to: (i) an amount equal to 1% on the aggregate amount raised in the Offering; plus (ii) an amount equal to 7.5% on the aggregate amount raised in the Offering until such time as NCPS has received $10,000.

For providing escrow services for the offering NCPS will receive (i) an escrow administration fee ($500 for setup, then $100 per month), (ii) check disbursement fees ($10 per outbound check), (iii) wire disbursements ($25 per domestic wire; $45 per international wire), and (iv) transaction costs ($100 for each additional escrow break).

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